EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Reed’s, Inc.

We consent to the incorporation by reference in the previously filed Registration Statements of Reed’s, Inc. on Form S-8 (No. 333-203469 and 333-178623) of our report, dated April 24, 2017, appearing in the annual report on Form 10K for the years ended December 31, 2016 and 2015.

WEINBERG& COMPANY, P.A.

Los Angeles, California

April 24, 2017